IDC China Beijing Office
Room 611, Beijing Times Square, No.88 West Chang’An Avenue Beijing
www.idc.com.cn
Exhibit 23.05
Requested by:
Shanda Games Limited
No. 1 Intelligent Office Building
No. 690 Bibo Road
Zhangjiang Micro-Electronics Harbor
Pudong New Area
Shanghai 201203
People’s Republic of China
Approving Analyst: Tony Tan
Disclosure Form
IDC grants Shanda Games Limited (“Shanda Games”) permission to disclose the following information in any documents used in relation to the proposed initial public offering of Shanda Games:
Related information in Report < China Gaming 2009-2013 Forecast and Analysis (May 2009) >
It is understood by both IDC and Shanda Games Limited that the information will not be sold.
It is further understood that IDC will be credited as the source of publication. The original date of publication will also be noted. IDC further consents to the disclosure of its name in Shanda Games’ registration statement on Form F-1 and to the filing of this letter as an exhibit thereto with the U.S. Securities and Exchange Commission.

/s/ Michael Guo		September 1, 2009
Name:	Michael Guo	Date

Title:	Managing Director
International Data Corporation